Exhibit 10.6
CONSULTING AGREEMENT

THIS AGREEMENT is made as April 1, 2022, by and between RAYTHEON TECHNOLOGIES CORPORATION, a corporation, with an office and place of business at 870 Winter Street, Waltham, MA 02451 (hereinafter referred to as the “Company” or "RTX"), and MICHAEL R. DUMAIS of [ ] (hereinafter referred to as "Consultant").

In consideration of the mutual promises of each party to the other as set forth below, it is hereby mutually agreed as follows:

ARTICLE I
STATEMENT OF SERVICES

(a)    Consultant shall provide services for the Company as defined in the Statement of Work attached hereto as Exhibit A (the “Services”) during the period commencing on April 1, 2022 and ending on March 31, 2023 (the “Consulting Agreement Term”).

(b)    Consultant agrees to furnish the Company with written reports with respect to such Services if and when reports are requested by the Company.

(c)    It is agreed that the Company is not obligated to use the Supplier's services exclusively or for any stipulated period of time and, subject to Article VI, Section (b), Supplier's services are not exclusive to the Company.

(d)    To facilitate Consultant’s delivery of Services to the Company, the Company agrees to provide the Consultant with access to Company provided administrative support services, to be provided by Dana Morse, an RTX employee. Such support services may vary substantially from week to week based on special projects.

ARTICLE II
COMPENSATION

(a)    The parties mutually contemplate that Consultant will provide approximately forty (40) hours of Services per month, and approximately four-hundred-eighty (480) hours of Services over the entire one-year Consulting Agreement Term. In consideration for such Services, Supplier will be paid a fixed monthly retainer fee of $41,667, payable in arrears, plus reasonable expenses. The parties acknowledge that the amount of Services provided in any given month are expected to vary and that any such variances will not impact the amount of monthly compensation payable to the Consultant.

(b)    Consultant agrees to provide a monthly summary of his Services (including total Service hours), together with any request for reimbursement of expenses incurred, to the Office of the CEO, via email (drew.barber@rtx.com), or to the mailing address set forth in Article V, and agrees that he shall be obligated to submit any final invoice requesting expense reimbursement to the same, within thirty (30) days of the conclusion of the Consulting Agreement Term. The monthly summary shall fairly and accurately describe in sufficient detail the actual services performed and reasonable expenses incurred.

(c)     For the avoidance of doubt, in the event of an early termination by either Party pursuant to Article III(b) below, Consultant will no longer be expected to provide Services and the Company will no longer be obligated to pay the fixed monthly retainer.

(d)     If the Company elects to make payment electronically, Consultant shall submit electronic payment requests and the Company shall make payments by electronic wire transfer, in accordance with its procedures. Consultant shall advise in writing the bank and account information to which the Company is to make electronic payments.

(e)    It is understood and acknowledged that this Agreement shall not prevent Consultant from becoming employed by any person or entity (subject to restrictions set forth in the Separation Agreement) and that the Services required by the Company will not unreasonably interfere with obligations the Supplier may have to any employer or with his activities in seeking employment, and any services to be provided pursuant to this Agreement shall be performed at such time or times and at such locations as mutually agreed between the parties.

(f)    Consultant is not expected to render services within any 12 month period that involve a time commitment in excess of 37.5% of the average time expended as an employee of the Company during the 36 months prior to his retirement from the Company, which retirement therefore qualifies as a "separation from service” within the meaning of Section 409A of the Internal Revenue Code of actual services rendered exceed this limit, the parties agree to cooperate to avoid any violation of Section 409A. Such cooperation could include, for example, deferring the receipt of payments from the Company’s compensation programs that are considered deferred compensation arrangements for purposes of Section 409A.

(g)    Notwithstanding any other provisions of this Agreement, the Company shall be under no obligation to make any payment to Consultant in excess of the total amount of $525,000 for any and all services performed, together with any and all expenses incurred under the terms of this Agreement.

ARTICLE III
RENEWAL AND TERMINATION

(a)     This Agreement may be extended only by mutual written agreement between the parties. The parties agree that any renewal of the Agreement, or extension of the Consulting Agreement Term, will take into consideration actual Services provided during the initial Consulting Agreement Term, in determining the compensation arrangement for the extension period or renewal of the Agreement.

(b)     Either party may terminate this Agreement by giving the other party fourteen (14) days written notice.

(c)     Upon termination, the Company will pay Consultant for any services performed under the Agreement up to the effective termination date, and the Company will have no further obligations to Consultant.

ARTICLE IV
WARRANTIES

(a)     Consultant warrants to the Company that the Services will be provided free of any rightful claim of any third person by way of infringement and that the Services will conform to the descriptions and other requirements contained in this Agreement.

(b)     Consultant warrants that all services performed under this Agreement shall be performed in accordance with current, sound and generally accepted industry practices, provided, however, that the Company's sole and exclusive remedy for a breach of this warranty shall be to terminate this Agreement in accordance with Section 5 of the Addendum to this Agreement.
ARTICLE V
NOTICES

Notices related to this Agreement shall be given in writing and sent by certified mail, return receipt requested. Any such notice, if sent by RTX to the Consultant, shall be addressed as follows:

Mr. Michael Dumais
[ ]

and, if sent by the Consultant to RTX, shall be addressed as follows:

Raytheon Technologies Corporation
4 Farm Springs Road
Farmington, CT 06032
Attn:     Mr. Drew Barber, Office of the CEO

ARTICLE VI
GENERAL

(a)     Terms and Conditions. This Agreement is governed by the RTX Standard Terms and Conditions of Purchase for Small Purchases set forth in Addendum 1 to this Agreement.

(b)     Conflict Avoidance. Consultant acknowledges that in performing the Services, he will have access to extremely sensitive, privileged and proprietary information, and that this information could relate to RTX's technology, competitive position, business priorities and marketing strategies. To protect RTX's interests and to assure free access by Consultant to all company information necessary for performance of the Services, Consultant agrees that during the term of this Agreement, he shall not provide services in any way as a consultant, employee or otherwise, to any entity that would violate the terms of this Agreement, or otherwise create a conflict of interest with the Company. Consultant agrees to notify Drew Barber of any such potential employment or consultant relationship prior to engagement to ensure that no conflict exists. This Agreement shall have no impact on the term of the noncompetition period specified in the Consultant’s Separation Agreement with the Company, and such noncompetition period will, as applicable, run concurrently with the conflict avoidance required under this Agreement.

(c)     Captions. Captions used herein are for convenience of reference only and shall not control or affect in any way the meaning, construction, or interpretation of any of the provisions hereof.

(d)     Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Connecticut, excluding its conflict of law rules. In the event any dispute arises out of this Agreement, any action or claim shall be brought in a state or federal court in the State of Connecticut, and Consultant hereby irrevocably consents to personal jurisdiction and venue in said courts.

(e)    Compliance with RTX Code of Conduct. The Consultant will comply with RTX’s “Code of Conduct.”

(f)     Non-Disclosure. Consultant agrees not to disclose the compensation terms of this Agreement without RTX’s prior consent, provided however, that he may disclose such terms to his attorney and tax advisors. Consultant shall not make or authorize any news release or advertisement which confirms the existence of this Agreement, or which shall make use of RTX’s name, without the prior written consent of RTX. Consultant may represent that he is a consultant for the Company as may be reasonably required, including to perform this Agreement or as necessary to seek employment or other consulting arrangements.

(g)    Not Assignable. This Agreement is not assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto.

(h)    Merger and Entire Agreement. The terms and conditions of this Agreement (including all attachments and documents incorporated by reference) constitute the entire agreement between the parties with respect to the Services and shall supersede all previous communications, agreements, and representations, either oral or written, with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless in writing signed by duly authorized representatives of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have by their duly authorized representatives executed this agreement on the date written below.

RAYTHEON TECHNOLOGIES CORPORATION

By:
Dantaya Williams
Executive Vice President & CHRO

Date:

MICHAEL R. DUMAIS

By:

Date:

EXHIBIT A

STATEMENT OF WORK

As directed by RTX, the Consultant shall provide independent consulting services in support of corporate strategy, mergers, divestitures and acquisitions, business transformation and other matters as requested by the Office the Chairman & CEO.

Addendum 1

Standard Terms and Conditions of Purchase for Small Purchases

1.     DEFINITIONS

The definitions in the Agreement apply to this Addendum.

2.     INDEPENDENT CONSULTANT RELATIONSHIP

2.1    The relationship of the Consultant to the Company is that of an independent contractor and nothing herein shall be construed as creating any other relationship.

2.2     Consultant accepts exclusive liability for the payment of any taxes, Social Security contributions and unemployment insurance in respect of all compensation paid by the Company pursuant to this Agreement.

2.3    Consultant acknowledges that RTX will provide an IRS Form 1099-MISC reflecting all payments made to Consultant under this Agreement.

2.4     Consultant acknowledges that he is not a Company employee and is not entitled pursuant to this agreement, to the rights and benefits of a Company employee with respect to services provided hereunder, including, but not limited to, participation in pension, savings, health care and other Company employee benefit plans.

3.     COMPANY INFORMATION

3.1     Consultant shall not use or disclose Company Information. The term "Company Information" as used in this Agreement means: (a) confidential information including, without limitation, information received from third parties under confidential conditions; (b) information subject to the Company's attorney-client or work-product privilege; and (c) other technical, scientific, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company's interest. Consultant shall use his reasonable best efforts to safeguard and maintain confidentiality of other information that constitutes “Material Nonpublic Information” (as defined below) that he obtains during the performance of the Services.

3.2     “Material Nonpublic Information” includes any information that has not been disclosed publicly by the Company, or an affiliate and that a reasonable investor likely would consider to be important to a decision to buy, hold or sell RTX securities. It also includes nonpublic information disclosed to or possessed by the Company that is related to another corporation that a reasonable investor likely would consider important to a decision to buy, hold or sell the securities of the other corporation. Such information may include, by way of example: computer programs and documentation; technical design, manufacturing and application information;

customer information; training information; financial information; personnel information; new product developments; advertising and business and marketing plans.

4.     REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS

Consultant represents, warrants, covenants and agrees that:

4.1     The Consultant will comply with RTX's "Code of Conduct" as applicable.

4.2     The Consultant shall use his reasonable best efforts to avoid and refrain from all activities on behalf of the Company that could be interpreted as creating conflicts of interest or the appearance of a conflict for the Company or the Consultant. The Consultant agrees to promptly notify the Company if the Consultant at any time has information or reason to believe that the performance of Services requested hereunder or activities unelated to this Agreement would create such a conflict of interest, or the appearance of such a conflict.

5.     TERMINATION

The Company or the Consultant may each terminate this Agreement for any reason with fourteen (14) days advance notice without either party having any liability to the other except for payments due to the Consultant for services rendered and unreimbursed business expenses.

6.     ASSIGNMENT

Neither this Agreement nor any interest hereunder shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that the Company may assign this Agreement to any corporation with which the Company may merge or consolidate or to which the Company may assign substantially all of its assets or that portion of its business to which this Agreement pertains.

7.     PARTIAL INVALIDITY

If in any instance any provision of this Agreement shall be determined to be invalid or unenforceable under any applicable law, such provision shall not apply in such instance, but the remaining provisions shall be given effect in accordance with their terms.

8.     FORCE MAJEURE

Neither RTX nor Consultant shall be liable for damages for any failure or delay in the performance of this Agreement resulting from causes beyond its and its subcontractors (if any) reasonable control including, but not limited to, unforeseeable events such as acts of God, acts of Government, war, court order, riots, natural disasters, labor strikes, and lockouts. The party incurring the delay shall give timely notice to the others of any such event and shall use all reasonable efforts to avoid or remove the cause and resume performance with minimum delay.

9.     ACCESS TO RTX COMPUTER SYSTEMS

9.1     Consultant agrees that RTX and its affiliates shall have sole discretion as to whether Consultant is granted access to RTX or its affiliates' computer-based information systems; and agrees that any access privileges granted to Consultant will be defined by RTX. To facilitate Consultant's ability to perform the Services, RTX has determined that Consultant shall have access to RTX's information networks subject to any modifications as may be necessary or appropriate. For this purpose, Consultant will retain his current computer, iPhone and other devices during the term of this Agreement.

9.2     Consultant shall ensure that access privileges identified by RTX are not assigned or provided by Consultant to any other employees or persons.